Exhibit 99.1
NEWS RELEASE

CONTACT
Al Galgano
+1 (952) 567-0295
Al.galgano@spok.com

Spok Names Michael W. Wallace Chief Operating Officer

SPRINGFIELD, Va. (January 2, 2020) - Spok Holdings, Inc. (NASDAQ: SPOK), a global leader in healthcare communications, today announced that Chief Financial Officer (CFO) Michael W. Wallace has been appointed Chief Operating Officer (COO), effective immediately. Wallace will continue to report to Vincent D. Kelly, chief executive officer. In his new role, Wallace will maintain his CFO responsibilities as well as continue formal responsibility for the services, support, maintenance and marketing organizations, which he had been managing for the majority of 2019.

“Mike is a seasoned and trusted leader who consistently delivers results,” said Vincent D. Kelly, chief executive officer. “He is uniquely qualified to drive strategic prioritization and accountability within Spok, with a laser-focus on operational excellence. Mike has successfully led the financial management organization and has been an integral part of our team as we continue to introduce our new, innovative, cloud-native and integrated communication platform. Mike’s deep experience in medical services, software development, digital/interactive marketing and regulatory compliance has been invaluable as we develop our software as a service (SaaS) platform and our subscription-based pricing model. I, and the board, have tremendous confidence in Mike’s ability to align Spok’s world-class innovation engine with industry-leading operational practices to drive and extend the next

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generation of Spok’s market leadership. We continue to take every opportunity to upgrade our management talent and resources with our priority strategic and operating objectives. This move is another step in that direction.”

“Spok’s strategy has never been more compelling and I am incredibly energized to help lead the company to its next phase of innovation tied with operational excellence and organizational effectiveness,” said Michael W. Wallace, chief operating officer. “My experience as Spok’s chief financial officer over the nearly past three years has positioned me to leverage our successes and the efficiencies we have created, across the entire organization. I look forward in this new role to support Spok in capturing the large market opportunity ahead of us and for sustained, long-term growth. Vince and this executive team recognize and appreciate the importance of Spok’s mission, to deliver clinical information to care teams when and where it matters most to improve patient outcomes, and I am proud to be a part of it.”

Wallace has spent approximately 25 years as a financial and operational executive at both public and private companies. In March 2017, Wallace joined Spok as CFO, from Intermedix, a global leader in healthcare revenue cycle/practice management and data analytics solutions, where he was Executive Vice President and CFO since August 2013 and had operational responsibility for its captive offshore presence of 900 employees in Lithuania. Prior to joining Intermedix, Wallace was the Executive Vice President and CFO of The Elephant Group (d.b.a. Saveology.com), a leading Internet-based, direct-to-consumer marketing platform. Prior to that, he served as Senior Vice President and CFO of Radiology Corporation of America, a national provider of mobile and fixed-site positron emission tomography (PET) imaging services. Wallace has also served as an Assistant Chief

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Accountant in the Securities and Exchange Commission’s (SEC) Division of Enforcement and was a member of the Commission’s Financial Fraud Task Force in Washington, D.C.

Prior to being at the SEC, Wallace served as CFO at Inktel Direct, Corp., a direct marketing service firm, CELLIT Technologies, Inc., a software company serving the contact center marketplace, and Kellstrom Industries, Inc., a publicly held global aerospace company. Before joining Kellstrom, Wallace worked at KPMG Peat Marwick, LLP in Miami for more than seven years. He received his bachelor’s degree in business administration from the University of Notre Dame and is a licensed Certified Public Accountant.

About Spok
Spok Holdings, Inc. (NASDAQ: SPOK), headquartered in Springfield, Virginia, is proud to be a global leader in healthcare communications. We deliver clinical information to care teams when and where it matters most to improve patient outcomes. Top hospitals rely on the Spok Care Connect® platform to enhance workflows for clinicians, support administrative compliance, and provide a better experience for patients. Our customers send over 100 million messages each month through their Spok® solutions. Spok is making care collaboration easier. For more information, visit spok.com or follow @spoktweets on Twitter.
Spok is a trademark of Spok Holdings, Inc. Spok Care Connect and Spok Mobile are trademarks of Spok, Inc.

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Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding Spok’s future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Spok’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, continued demand for our software products and services, our ability to develop additional software solutions for our customers and manage our development as a global organization, the ability to manage operating expenses, particularly third party consulting services and research and development costs, future capital needs, competitive pricing pressures, competition from traditional paging services, other wireless communications services and other software providers, many of which are substantially larger and have much greater financial and human capital resources, changes in customer purchasing priorities or capital expenditures, government regulation of our products and services and the healthcare and health insurance industries, reliance upon third-party providers for certain equipment and services, unauthorized breaches or failures in cybersecurity measures adopted by us and/or included in our products and services, the effects of changes in accounting policies or practices, as well as other risks described from time to time in our periodic reports and other filings with the Securities and Exchange Commission. Although Spok believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Spok disclaims any intent or obligation to update any forward-looking statements.

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